EXHIBIT 99.1

SEABULK INTERNATIONAL REPORTS
THIRD QUARTER 2003 RESULTS

     Fort Lauderdale, FL, November 14, 2003 – Seabulk International, Inc. (Nasdaq: SBLK) today reported a net loss of $1.9 million or $0.08 per fully diluted share on revenues of $79.7 million for the quarter ended September 30, 2003. Included in the loss are charges of approximately $1.7 million or $0.07 per diluted share related to the early extinguishment of debt in connection with the Company’s successful high-yield offering in August. In the year-earlier quarter, the Company had a net loss of $30.6 million or $2.37 per diluted share on revenues of $80.4 million. Included in the year-earlier loss were charges of $27.8 million or $2.16 per diluted share related to the early extinguishment of debt related to the Company’s September 2002 recapitalization.

     Operating income in the current period was $9.5 million compared to $10.3 million a year ago.

     “Despite unscheduled downtime for one of our tankers, coupled with two scheduled tanker drydockings and the continued slowdown in the offshore Gulf of Mexico drilling market, on a net income basis we were essentially breakeven from operations,” commented Chairman and Chief Executive Officer Gerhard E. Kurz. “On a positive note, we successfully placed $150 million of senior unsecured notes; we retired $11 million of Title XI debt, and we took delivery of two new offshore support vessels for our West African fleet. We also executed a ten-year interest rate swap agreement last month on our newly issued 9.5% senior notes, effectively converting the interest rate to a floating rate based on LIBOR. The current effective floating rate is 6.05%.”

     For the nine months ended September 30, 2003, the Company reported net income of $2.4 million or $0.10 per diluted share on revenue of $236.8 million. In the year-earlier period, the Company had a net loss of $37.2 million or $3.29 per share on revenue of $245.2 million.

Results of Operations

     Revenue from Seabulk Offshore, the Company’s largest business with a fleet of 120 offshore energy support vessels, totaled $42.0 million or 53% of total Company revenue in the third quarter of 2003. This was an improvement over the second quarter of 2003, when the offshore segment had revenue of $39.2 million, but down from the $43.0 million posted in the year-earlier period. Operating income of $3.1 million was up from $1.7 million in the preceding quarter but down from the $3.7 million earned in the third quarter of 2002. In the Gulf of Mexico, where average supply boat day rates are down approximately 11% from a year ago and 34% from two years ago, the Company approached breakeven results by continuing its strategy of selling off smaller vessels, redeploying other vessels to higher-rate areas, and squeezing costs.

     In West Africa, which accounts for nearly half the Company’s offshore revenue, the market remains strong and the Company announced the formation of Angobulk, SARL, a joint venture with the Angola Drilling Company, to market the Company’s vessels in Angola. Seabulk Offshore currently has eight vessels operating in Angola, including the newly arrived Seabulk Asia. In the Middle East and Southeast Asia, which account for approximately 25% of offshore revenue, results were improved from both the second quarter of 2003 and the year-earlier period. (See the accompanying tables for an analysis of day rates and utilization by region for the Company’s offshore fleet.)

     Revenue from Seabulk Tankers, the Company’s fleet of 10 Jones Act product carriers, totaled $28.0 million or 35% of total Company revenue, down from $31.8 million in the second quarter of 2003 and $30.4 million in the year-earlier period. The revenue decline resulted from downtime associated with unscheduled engine repairs to the Seabulk Challenge and regularly scheduled drydockings for the Seabulk Power and Seabulk Arctic. As a result, operating income fell to $7.6 million in the current quarter from $12.0 million in the second quarter of 2003 and $9.8 million in the year-earlier period. Two additional drydockings are scheduled for the fourth quarter of 2003.

     Although the Jones Act product tanker market is going through a period of increasing competition from imports, which is putting pressure on freight rates, the Company is generally insulated from such pressures due to the long-term nature of its charters. Six of the Company’s 10 Jones Act tankers operate under multiyear time charters, three under contracts of affreightment, and one under a bareboat charter. The bareboat charter will be converted to a transportation contract during the fourth quarter of 2003, after which the vessel will begin trading in foreign commerce. The Company is currently exploring expansion opportunities in the international product tanker market through the acquisition of foreign-flag tonnage.

     Seabulk Towing, which operates a fleet of 26 tugs in seven southeastern ports and the offshore Gulf of Mexico, continued its strong year-to-date performance with revenue of $9.8 million in the quarter or 12% of total Company revenue, up from $9.0 million in the second quarter of 2003 and $7.0 million in the year-earlier period. The revenue gain was driven by a number of factors, including higher traffic in certain of the Company’s ports and improved utilization of the tug fleet. Operating income of $2.1 million in the current period was up from $1.2 million in the second quarter of 2003 and $0.9 million a year ago. Two of Seabulk Towing’s older units were sold in early November for a nominal sum.

     With a fleet of 156 vessels, Seabulk International is a leading provider of marine support and transportation services, primarily to the energy and chemical industries. We provide benchmark quality service to our customers based on innovative technology, the highest safety standards, modern efficient equipment and dedicated, professional employees. Visit us on the Web at www.seabulkinternational.com.

     This press release includes “forward-looking” information. Forward-looking information includes any statements regarding our expected results of operations, business strategy, competitive position, growth opportunities, and management plans and objectives. Like any other business, we are subject to risks and other uncertainties that could cause our actual results to differ materially from any projections or that could cause other forward-looking information to prove incorrect. In addition to general economic and business risks, some of the specific risks to which our business is subject are (1) declines in oil or gas prices, which can lead to decreased offshore exploration and development activity and thus reduced demand for offshore support vessels, (2) increased construction of new offshore support vessels, which can cause oversupply in the market, (3) international political instability, which can lead to reductions in offshore activity, particularly in less developed regions, (4) fluctuations in weather, which can lead to declines in energy consumption and resulting declines in oil or gas prices, (5) changes in laws and regulations affecting the marine transportation industry, including any possible weakening of the Jones Act, which could result in increased competition from non-U.S. companies in our domestic offshore energy support, marine transportation and towing businesses, and (6) changes in environmental laws and regulations, including any possible weakening of the Oil Pollution Act of 1990, which could result in increased competition for the domestic transportation services provided by our modern double-hull fleet. Additional information regarding these and other factors affecting our business appears in our Reports on Form 10-K and Form 10-Q that we have filed with the Securities and Exchange Commission.

Seabulk International, Inc.

Highlights of Operations (Unaudited)
($ millions except per share)

	Three Months Ended		Nine Months Ended
	Sept. 30		Sept. 30

	2003	2002	2003	2002

Revenue	$79.7	$80.4	$236.8	$245.2
Operating Expenses	44.4	43.9	128.3	136.3
General & Administrative	9.8	10.0	28.5	28.7
Depreciation & Amortization	10.6	10.8	32.0	33.0
Drydocking	5.7	5.6	16.7	16.6
Gain on Vessel Sales	0.3	0.3	1.4	1.6
Income from Operations	9.5	10.3	32.7	32.2
Net Interest Expense	(9.0)	(11.6)	(25.1)	(36.5)
Loss on Early Exiting of Debt (1)	(1.7)	(27.8)	(1.7)	(27.8)
Other Income (Expense)	0.6	0.1	0.3	(0.1)
Income (Loss) before Taxes	(0.6)	(29.0)	6.2	(32.2)
Provision for Foreign Taxes	1.2	1.6	3.8	5.0
Net Income (Loss)	(1.9)	(30.6)	2.4	(37.2)
Net Income (Loss) per Share (2)	(0.08)	(2.37)	0.10	(3.29)
Average Shares Outstanding (000) (2)	23,199	12,899	23,527	11,304

(1)	Includes in the current quarter (a) the write-off of approximately $1.1 million in capitalized bank fees related to the Company’s restructured credit facility, and (b) a charge of approximately $0.6 million on the early redemption of Title XI debt related to three towing units. Includes in the 2002 quarter (a) the write-off of approximately $9.4 million of deferred financing costs related to the Company’s previous credit facility and 12 1/2% Senior Secured Notes, and (b) a loss of approximately $18.4 million on the redemption of the 12 1/2% Senior Secured Notes.

(2)	All per share and share amounts are stated on a diluted basis. Note that in the year-earlier periods there were substantially fewer shares outstanding.

Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended September 30, 2003

	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other

Domestic(1)
Vessels(2)	21	—	24	2
Laid-Up	—	—	—	1
Fleet Utilization	73%	—	77%	—
Day Rate	$4,970	—	$2,557	—
West Africa
Vessels(2)	33	4	1	1
Fleet Utilization	78%	86%	—	—
Day Rate	$7,321	$6,265	—	—
Middle East
Vessels(2)	6	6	7	6
Laid-Up	—	—	—	1
Effective Utilization(3)	91%	63%	92%	71%
Fleet Utilization	91%	63%	92%	57%
Day Rate	$3,476	$5,266	$1,742	$5,341
Southeast Asia
Vessels(2)	8	—	—	1
Fleet Utilization	78%	—	—	—
Day Rate	$5,310	—	—	—

Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended June 30, 2003

	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other

Domestic(1)
Vessels(2)	21	—	25	2
Laid-Up	—	—	—	1
Fleet Utilization	67%	—	69%	—
Day Rate	$4,989	—	$2,422	—
West Africa
Vessels(2)	32	4	1	—
Fleet Utilization	83%	76%	—	—
Day Rate	$7,199	$6,198	—	—
Middle East
Vessels(2)	6	6	7	6
Laid-Up	—	—	—	1
Effective Utilization(3)	89%	48%	95%	50%
Fleet Utilization	89%	48%	95%	40%
Day Rate	$3,393	$5,364	$1,677	$4,246
Southeast Asia
Vessels(2)	8	—	—	1
Fleet Utilization	80%	—	—	—
Day Rate	$5,321	—	—	—

Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended September 30, 2002

	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other

Domestic(1)
Vessels(2)	21	—	31	2
Laid-Up	—	—	—	1
Fleet Utilization	63%	—	62%	—
Day Rate	$5,581	—	$2,530	—
West Africa
Vessels(2)	30	5	6	1
Laid-Up	—	1	—	—
Effective Utilization(3)	80%	87%	76%	—
Fleet Utilization	80%	70%	76%	—
Day Rate	$7,787	$6,234	$2,976	—
Middle East
Vessels(2)	6	8	8	5
Laid-Up	—	1	1	1
Effective Utilization(3)	92%	49%	88%	65%
Fleet Utilization	92%	43%	77%	49%
Day Rate	$3,496	$4,556	$1,646	$4,181
Southeast Asia
Vessels(2)	8	—	—	2
Fleet Utilization	66%	—	—	—
Day Rate	$5,584	—	—	—

Note: Average day rates are calculated by dividing total revenue by the number of days worked. Utilization percentages are based upon the number of working days over a 365/366-day year and the number of vessels in the fleet on the last day of the quarter. Day rates and utilization are not disclosed for categories with a limited number of vessels.

(1)	The Domestic category consists of vessels operating in the United States, the U. S. Gulf of Mexico and Mexico.

(2)	Held-for-sale and bareboat-out vessels are excluded from the vessel count.

(3)	Effective utilization excludes laid-up vessels.